EXHIBIT 99.1

Cutting-edge Developer to Deploy AbTech’s Smart Sponge® Technologies for

Stormwater Treatment

AbTech Announces Approval of Smart Sponge® Plus Registration in California

Scottsdale, AZ – September 27, 2018 - Abtech Holdings, Inc. (OTC PINK: ABHD) (the “Company”), an environmental technologies firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination, today reported that its subsidiary, AbTech Industries, Inc. (“AbTech”), has accepted a $318,240 order from Hugo Neu Corporation, a related party, for the installation of four stormwater outfall pipes at the Kearny Point Industrial Park redevelopment project in northern New Jersey. Based on current information and estimates, the installation is expected to be completed within the next several months. As disclosed in the Company’s 2018 Proxy Statement, Hugo Neu Corporation is a “related party” because it has a beneficial ownership interest in the Company of approximately 13%.

Kearny Point Industrial Park is a 130-acre industrial campus in South Kearny, New Jersey situated at the confluence of the Hackensack and Passaic Rivers, adjacent to Newark Liberty International Airport and the Port of Newark. The stated goal of this significant redevelopment project is to re-position the existing site from an outdated and underutilized traditional industrial warehouse park, into a resilient 21st century 4,000,000 square feet, creative employment hub, integrating the most advanced environmentally responsible practices and technologies.

According to Hugo Neu’s site plan, the more than $1 billion redevelopment of the historic Kearny Point Shipyard intends to incorporate best practice Green Infrastructure, including the demolition of 28 acres of impervious surfaces, installation of bio swales, green/blue roofs and rain harvesting that is expected to help reduce storm water runoff to the Hackensack River by as much as 6,000,000 gallons annually. Importantly, the remaining runoff that flows into the surrounding waterways will be addressed by end-of-pipe applications utilizing AbTech’s advanced Smart Sponge® polymer filtration media technologies, to reduce hydrocarbons, bacteria, heavy metal, phosphorous, nutrients, sediment and other foreign elements. Prior to receiving this order for end of pipe product applications, AbTech fulfilled a $27,000 order for its Ultra-Urban® filters which were installed in 17 drains on this site earlier this year.

AbTech also announced today that it has received notification from the State of California Department of Pesticide Regulation that the certificate of registration (license) for its Smart Sponge® Plus products has been approved. AbTech received Federal Registration approval for its Smart Sponge® Plus products in 2010.

Smart Sponge® Plus is an enhancement to the capabilities of AbTech’s patented Smart Sponge® filtration media. With the addition of an antimicrobial agent, Smart Sponge® Plus is able to significantly reduce coliform bacteria in stormwater, industrial wastewater and municipal wastewater by causing a biostatic rupture of the bacteria’s cell wall as the contaminant comes in contact with Smart Sponge® Plus. As described in the EPA registration #86256-1, Smart Sponge® Plus is designed to assist water systems in meeting Total Maximum Daily Load Limits (TMDL’s) for coliform bacteria for outdoor use.

ABOUT ABTECH HOLDINGS, INC. (OTC PINK: ABHD) AND ABTECH INDUSTRIES, INC.

AbTech offers innovative solutions for stormwater management and industrial water & wastewater treatment. AbTech integrates its own advanced technologies along with third-party technologies and systems to provide customers with effective and economical solutions. AbTech products include advanced filtration media technologies and various water treatment systems. The filtration media technologies are generally based on our patented and proven Smart Sponge® products capable of reducing bacteria and removing hydrocarbons, heavy metals, sediment and other foreign elements from still and flowing water. AbTech Industries, Inc. is a subsidiary of Abtech Holdings, Inc.

This news release contains "forward-looking statements" which involve many risks and uncertainties. Forward-looking statements are not purely historical, are not assurances of future performance, and include, for example, any statements regarding beliefs, plans, expectations or intentions regarding the future. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities, our plans and objectives for future operations, assumptions underlying such plans and objectives, the expected success and benefit of water treatment trials, the expected benefits from new technologies, and other forward-looking statements included in this news release. Such statements may be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “would,” “could,” “confident,” “forecast,” “hope,” “likely,” “plan,” “possible,” “potential,” “predict,” “project,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “future,” “ongoing,” “goal,” “seek,” “strategy,” or similar terms, variations of such terms, or the negative of such terms.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict – many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Such statements are based on information currently available to management and management’s current expectations, and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects, trials, and technologies, among others. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could or do differ from those projected in the forward-looking statements. Actual results, including our financial condition, in each case could differ materially from those anticipated in such statements by reason of factors such as future economic or financial conditions, changes in consumer demand, legislative, regulatory and competitive developments in markets in which we operate, results of litigation, and other circumstances affecting anticipated revenues and costs. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact:

Lane J. Castleton

Chief Financial Officer

Abtech Holdings, Inc.

480-874-4000

lcastleton@abtechindustries.com